As filed with the United States Securities and Exchange Commission on April 23, 2024

Registration No. 333-278740

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Applied uv, inc.

(Exact name of registrant as specified in its charter)

Nevada	3648	84-4373308
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

150 N. MacQuesten Parkway

Mount Vernon, NY 10550

(914) 665-6100

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Max Munn

Chief Executive Officer

Applied UV, Inc.

150 N. MacQuesten Parkway

Mount Vernon, NY 10550

(914) 665-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross D. Carmel, Esq.

Jeffrey P. Wofford, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, New York 10036

 Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1, originally filed with the Securities and Exchange Commission (“SEC”) on April 16, 2024 (the “Original Filing”), is being filed for the sole purpose of incorporating by reference SEC filings that were either omitted from or filed after the Original Filing.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 23, 2024

PRELIMINARY PROSPECTUS

518,065 Shares of Common Stock

Applied UV, Inc.

This prospectus relates to the offering and resale by the selling stockholders identified herein (the “Selling Stockholders”) of up to an aggregate of 518,065 shares of common stock, par value $0.0001 per share (“Warrant Shares”), of Applied UV, Inc. issuable upon exercise of the warrants (the “Warrants”) issued to the Selling Stockholders in a private placement on April 1, 2024 (the “Private Placement”).

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Warrant Shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may sell any, all or none of the Warrant Shares offered by this prospectus, and we do not know when or in what amount the Selling Stockholders may sell their Warrant Shares hereunder following the effective date of this registration statement. We provide more information about how a Selling Stockholder may sell its Warrant Shares in the section titled “Plan of Distribution” on page 11 of this prospectus.

We will not receive any proceeds from the sale of our common stock by the Selling Stockholders in the offering described in this prospectus. If all of the Warrants mentioned above were exercised for cash in full, the proceeds would be approximately $8.3 million. We intend to use the net proceeds of such warrant exercise, if any, for general corporate purposes, including working capital. See “Use of Proceeds.”

We are an “emerging growth company” and a “smaller reporting company” as such terms are defined under federal securities laws, and, as such have elected to take advantage of certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

Our common stock is listed for trading on The Nasdaq Capital Market under the trading symbol “AUVI.”. At the close of business on April 22, 2024, the closing price of our common stock was $0.59. The trading price of our common stock has been and may continue to be, subject to wide price fluctuations in response to various factors, many of which are beyond our control, including those described under the heading “Risk Factors” beginning on page 9 of this prospectus.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2024

i

ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholders may offer from time to time up to 518,065 Warrant Shares. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the common stock offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the U.S. Securities and Exchange Commission (“SEC”), is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the shares of common stock may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

ii

ABOUT THIS PROSPECTUS

Throughout this prospectus, unless otherwise designated or the context suggests otherwise:

●	all references to the “Company,” the “registrant,” “AUVI,” “Applied UV,” “we,” “our,” or “us” in this prospectus mean Applied UV, Inc., a Nevada corporation;

●	“year” or “fiscal year” mean the year ending December 31st; and

●	all dollar or $ references when used in this prospectus refer to United States dollars;

The industry and market data and other statistical information, if any, contained in this prospectus are based on our own estimates, independent publications, government publications, reports by market research firms or other published independent sources, and, in each case, are believed by us to be reasonable estimates. Although we believe these sources are reliable, we have not independently verified the information.

iii

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of our business and our securities. The reader should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.” Some of the statements contained in this prospectus, including statements under this section and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. Our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

Corporate Overview

Applied UV, Inc. (“AUVI”) was incorporated in Delaware on February 26, 2019. On October 25, 2023, AUVI re-domesticated from the State of Delaware to the State of Nevada pursuant to that certain Agreement and Plan of Merger dated as of September 1, 2023 (the “Merger Agreement,” and such merger, the “Merger”), by and between the Company and Applied UV, Inc., a Nevada corporation and a wholly owned subsidiary of the Company (“Applied UV, Inc. (Nevada)”). The Merger involved the Company merging with and into Applied UV, Inc. (Nevada), with Applied UV, Inc. (Nevada) as the surviving corporation and the successor to the Company.

AUVI operates through two wholly owned subsidiaries, SteriLumen, Inc. (“SteriLumen”) and Munn Works, LLC (“MunnWorks”). SteriLumen was incorporated in New York on December 8, 2016. MunnWorks was organized as a limited liability company in New York on November 9, 2012.

Business and Corporate History

AUVI is a leading sales and marketing company that develops, acquires, markets and sells proprietary surface and air disinfection technology focused on improving indoor air quality (IAQ), specialty LED lighting and luxury mirrors and commercial furnishings, all of which serves clients globally in the healthcare, commercial and public venue, hospitality, food preservation, cannabis, education, and winery vertical markets.

With its established, strategic manufacturing partnerships and alliances, including Canon, Acuity, Johnson Controls, USHIO, Siemens, Grainger, and a global network of 89 dealers and distributors in 52 countries, 47 manufacturing representatives, and 19 U.S.-based internal sales representatives, AUVI offers a complete suite of products through SteriLumen and MunnWorks.

SteriLumen owns, brands, and markets a portfolio of research-backed and clinically proven products utilizing advanced UVC Carbon, Broad Spectrum UVC LED’s, and photo-catalytic oxidation (PCO) pathogen elimination technology, branded as Airocide ™, Scientific Air™, Airoclean™ 420, Lumicide™, PUROAir, PUROHealth, PURONet, and LED Supply Company. Sterilumen’s proprietary platform suite of patented surface and air technologies offers one of the most complete pathogen disinfection platforms including mobile, fixed, and HVAC systems and software solutions interconnecting its entire portfolio suite into the IoT, allowing customers to implement, manage and monitor IAQ measures recommended by the EPA across any enterprise. Additionally, the Lumicide™ platform applies the power of ultraviolet light (UVC) to destroy pathogens automatically, addressing the challenge of healthcare-acquired infections in several patented designs for infection control in healthcare. LED Supply Company is a full-service, wholesale distributor of LED lighting and controls throughout North America.

MunnWorks manufactures and sells custom luxury and backlit mirrors, conference room and living spaces furnishings.

Our global list of Fortune 100 end users, including Kaiser Permanente, NY Health+Hospitals, MERCY Healthcare, University of Chicago Medical, Baptist Health South Florida, New York City Transit, Samsung, JB Hunt, Boston Red Sox’s Fenway Park, JetBlue Park, France’s Palace of Versailles, Whole Foods, Del Monte Foods, U.S. Department of Veterans Affairs, Marriott, Hilton, Four Seasons and Hyatt, and more. For information on AUVI and its subsidiaries, please visit www.applieduvinc.com. The information on, or that may be accessed through, our website is not a part of this prospectus.

Air Disinfection Solutions & LED Lighting: Airocide, Scientific Air, PURO and LED Supply Co.

In February of 2021, we acquired all the assets and assumed certain liabilities of Akida Holdings, LLC (“Akida”). At the time of the acquisition, Akida owned the Airocide™ system of air purification technologies, originally developed for the National Aeronautics and Space Administration (“NASA”) with assistance from the University of Wisconsin at Madison, that uses a combination of UVC and a proprietary, titanium dioxide based photocatalyst that has helped to accelerate the reopening of the global economy with applications in the hospitality, hotel, healthcare, nursing home, grocer, wine, commercial building and retail sectors. The Airocide™ system has been used by brands such as NASA, Whole Foods, Dole, Chiquita, Opus One, Sub-Zero Refrigerators and Robert Mondavi Wines. Akida had contracted KES Science & Technology, Inc. (“KES”) to manufacture, warehouse and distribute the Airocide™ system and Akida’s contractual relationship with KES was assigned to and assumed by us as part of the acquisition.

On September 28, 2021, we acquired all the assets and assumed certain liabilities of KES. At the time of the acquisition, KES was principally engaged in the manufacturing and distribution of the Airocide™ system of air purification technologies and misting systems. KES also had the exclusive right to the sale and distribution of the Airocide™ system in certain markets. This acquisition consolidated all of manufacturing, sale and distribution of the Airocide™ system under the SteriLumen brand and expanded our market presence in food distribution, post-harvest produce, wineries and retail sectors. We sell our products throughout the United States, Canada and Europe.

The Airocide™ system of air purification technologies, originally developed for the National Aeronautics and Space Administration (“NASA”) with assistance from the University of Wisconsin at Madison, uses a combination of UVC and a proprietary, titanium dioxide based photocatalyst to eliminate airborne bacteria, mold, fungi, viruses, volatile organic compounds and many odors. The core Airocide™ technology has been in use on the International Space Station and is based on photo-catalytic oxidation (PCO), a bioconversion process that continuously converts damaging molds, microorganisms, dangerous pathogens, destructive volatile organic chemicals (VOCs) and biological gasses into harmless water vapor. Unlike other air purification systems that provide “active” air cleaning, ozone producing systems, ionization or “photo-electrochemical oxidation,” Airocide’s™ nanocoating technology permanently bonds titanium dioxide to the surface of the catalytic bed. This permits the perpetual generation of surface-bound (OH-) radicals over the large surface area created by their advanced geometric design and prevents the generation and release of ozone and other harmful byproducts. The proprietary formulation and methods for creating the catalyst are the basis of Airocide’s™ competitive advantage, making it the only consistently robust, highly effective, ozone free PCO technology on the market. Airocide™ has been tested over the past 12 years by governmental agencies such as NASA, the National Renewable Energy Laboratory, independent universities including the University of Wisconsin, Texas Tech University, and Texas A&M, as well as air quality science laboratories. Airocide™ technology is listed as a FDA Class II Medical Device, making it a suitable for providing medical grade air purification in critical hospital use cases. Airocide™ Product lines include APS (consumer units), the GCS and HD lines (commercial units that will include the Sterilumen App to bring connectivity, reporting and asset management to our suite of products). The APS series provides true choice, low maintenance filter-less PCO or a filtered PCO air purification option ideal for restaurants, conference rooms, residential and small business or home office spaces. The GCS series is suitable for larger public spaces and enclosed rooms that may have high occupancy such as offices, waiting rooms and hotel lobbies, and airport gate areas. The HD series is the most powerful, providing two-stage purification for fast sanitization of larger or industrial spaces such as sporting venues and locker rooms, airports, museums, winery cellars, warehouses, and food-processing facilities. All Airocide™ products also extend the life of any perishables like fruit, produce or flowers.

On October 13, 2021, we acquired substantially all of the assets of Old SAM Partners, LLC f/k/a Scientific Air Management, LLC, which owned a line of air purification technologies (“Scientific Air”). The Scientific Air product line uses a combination of UVC and a proprietary, patented system to eliminate airborne bacteria, mold, fungi, viruses, volatile organic compounds, and many odors without producing any harmful by-products. Scientific Air’s products are well suited for larger spaces within a facility due to the higher air flow of these units. The units are also mobile with industrial grade casters, allowing for movement throughout a facility to address increased bio burden from larger meetings or increased human traffic. Both of these key items extend our Airocide line, creating a comprehensive air disinfection portfolio that spans from small to large spaces and mobile applications. Scientific Air’s products are currently sold predominantly in North America and into the healthcare market.

PURO Lighting

On January 26, 2023, we acquired PURO Lighting LLC (“PURO”) and its operating subsidiaries (the “PURO Acquisition”) pursuant to an agreement and plan of merger dated December 19, 2022 (the “PURO Merger Agreement”).

PURO Lighting was founded in 2019 with the goal of using light technology to promote health and wellness within spaces. Today PURO provides a suite of UV disinfection systems that have the ability to disinfect air and surfaces in commercial and industrial spaces. They focus their sales efforts in three primary verticals: Education, Government, and Healthcare.  The acquisition of Puro Lighting, LLC adds PUROHealth and PURONet - a powerful suite of products used in education, government, and healthcare that incorporates UV Lighting and a HVAC monitoring software platform. With its UL listed and patented portfolio of independently tested (Resinnova Labs) synergistic surface and air disinfection technologies that help facility managers protect against multiple pathogens; PURO opens new opportunities for cross marketing sales to existing distribution channels. Additionally, the potential to inter-connect our entire portfolio of disinfection technology solutions into the IoT will provide our customers with both products and smart tools to manage and monitor indoor air quality (IAQ) across any enterprise. PURO’s proprietary platform suite of patented technologies offers the most complete pathogen disinfection platform including mobile, fixed and HVAC systems and solutions allowing companies to implement the IAQ measures recommended by the EPA.  PURO boast a strong domestic sales network with reps in 43 states, and distribution in all 50 states.  Their product offerings encompass a range of innovative solutions, including UVC systems for air handling, in-room continuous disinfection using cutting-edge Far-UVC technology, and specialized surface disinfection solutions designed specifically for the healthcare industry.

The Puro Acquisition further positions the Company to address a growing air disinfection market trend that aligns with the White House “Clean Air Initiatives” implemented during the height of the COVID 19 pandemic designed to protect consumers and businesses against existing and future airborne pathogens allowing economies globally to remain open. The merged entities have proven applications that can now be included in improving IAQ at the facility level, including HVAV systems in public, government, municipal, retail spaces and buildings. The Puro Acquisition positions AUVI to be one of the only companies in the world to offer a complete air and surface disinfection platform that includes consumer, fixed and mobile, and commercial applications that are research backed, clinically tested and that are used by global Fortune 100 end users in multiple verticals.

LED Supply Company

On January 26, 2023, we acquired LED Supply Co. LLC (“LED Supply”) and its operating subsidiaries (the “LED Acquisition”) pursuant to an agreement and plan of merger dated December 19, 2022 (the “LED Merger Agreement”).

Founded in 2009, LED Supply is a national, Colorado-based company that provides design, distribution and implementation services for lighting, controls and smart building technologies. LED Supply continues to expand its market reach with a focus on new types of energy efficiency and sustainable technologies. Along with its robust e-commerce component, LED Supply has recently taken the next step in revenue growth by repositioning itself as a preferred supplier for not only the latest in LED technologies, but the source for emerging technologies and product categories that the construction and retrofit market need; from electric vehicle charging to smart home technology, emergency and safety equipment and much more.

We see synergies across our entire air and surface disinfection portfolio. First, we look to leverage Airocide’s global distribution capabilities to facilitate the sale of Scientific Air’s and PURO’s offerings internationally. Second, we look to leverage PURO’s strength in healthcare to pull through existing Airocide™ units, creating a broad healthcare product line, from small clinics, patient rooms and doctor’s offices to larger spaces such as nursing stations, waiting rooms and cafeterias. Third, we look to leverage the national MunnWorks hospitality reach with leading luxury hotel chain operators to pull through our entire air and surface disinfection portfolio (Airocide™ and Lumicide™) as well as PURO’s offerings into future hotel, condo and other renovation, upgrade and remodeling projects. Fourth, we will look to work with Canon Virginia, Inc.’s (“CVI”) extensive field support team to promote the sale of our products as well as service capabilities. Finally, we look to incorporate PUROAir, PUROHealth and PURONet (a powerful suite of products used in healthcare that incorporates UV Lighting and a HVAC monitoring software platform) into our IoT integration plans via the Sterilumen App across our entire platform connecting all our units, thereby creating a leading smart asset management, reporting and control system tool that can be incorporated across all enterprises.

Market Opportunity

According to Research and Markets, the UV disinfection market is expected to reach $9 billion by 2027 as technology continues to improve and the focus on stopping the spread of contagious diseases increases. According to the Center for Disease Control (CDC) states that 1 in 31 patients have at least one Hospital Associated Infection (HAI) annually and that 3 million serious infections occur every year in long-term care facilities. Losses from contagious infections, pathogens, and viruses cost the U.S. economy more than $270 billion every year as per the CDC: $28 billion lost through HAIs; $225 billion in lost productivity due to absenteeism; and $25 billion in losses due to student and teacher absenteeism. Scientists globally have been advocating improving air quality post pandemic, significantly boosting global adoption to control airborne pathogen transmission.  Governments globally are mandating health agencies to address improving indoor air quality (IAQ) via grants and mechanisms to ease visitation and protect facilities against future pathogen.

Indoor air quality (IAQ) has become an even more important issue as world economies transition beyond the COVID 19 pandemic. In 2021, 39 scientists reiterated the need for a “paradigm shift” and called for improvements in, “how we view and address the transmission of respiratory infections to protect against unnecessary suffering and economic losses.”  In mid-2022, the industry began to see this seismic shift from pandemic-related mobile apparatuses to complete systems within systems for facilities designed to monitor, improve, and report on a more permanent basis.  While there are opportunities for mobile systems, our emphasis will be on this growing market trend.

In addition to this, the global air purifier market size is set to grow exponentially. It was valued at $9.24 billion in 2021 and is predicted to grow to approximately $22.84 billion by 2030. According to Precedence Research, the immense demand for air purification and sterilization in the US will be driven by the commercial sector.

Sterilumen’s product portfolio is one of the only research-backed, clinically proven pure-play air and surface disinfection technology companies with international distribution and globally recognized end users, with product developed for NASA.  In addition to the numerous recognized research institutions and globally recognized names who published the reports that were completed by the acquired companies, Airocide was independently proven to kill SARS, MERSA and Anthrax.  Sterilumen’s air purification (Airocide, Scientific Air & PURO Lighting) and surface disinfection (Lumicide) were independently tested and proven to kill both Candida Auris (Resinnova Laboratories) and SARS CoV-2 (COVID-19) (MRIGlobal), MRSA (Resinnova Laboratories), Salmonella enterica (Resinnova Laboratories) and Escherichia coli (Resinnova Laboratories).

Our goal is to build a company that successfully designs, develops, and markets our air and surface disinfection solutions that will enable US and global economies to implement “Clean Air” initiatives aimed at improving indoor air quality (IAQ) as recommended by the U.S. Environmental Protection Agency. We will seek to achieve this goal by having our products actively involved in the following activities:

(a)  Focus on key target verticals that have proven business use cases, including:

●	Post-Harvest and Distribution/Logistics from “farm-to-table” (Winery, Dairy, Meat and Seafood)

●	Food Preservation

●	Hospitals, Long-Term Care and Dental

●	Commercial (HVAC)

●	Hospitality

●	Hotels and Restaurants

●	Education

●	Sports Arenas

●	Cannabis

●	Correctional Facilities

(b) In addition to further developing Airocide, Scientific Air, PURO, Lumicide and LED Supply specific sales efforts, we intend to leverage the Company’s hospitality business (MunnWorks) for cross-selling opportunities of our air purification and surface disinfectant solutions and products. Our initial research indicates that the key stakeholders in this market value the asset management and reporting capabilities of our platform and provide key points of differentiation.

(c) We aim to also expand our global distributor channels into new markets not currently served.

(d) We will and continue scientific validation through lab testing and data from real world deployments, including publish case studies in peer reviewed journals.

Manufacturing

In an effort to improve operationally, after analyzing each of the points in our supply chain to tighten integration to optimize inventory, improve quality control and mitigate against supply chain disruptions that were witnessed globally throughout the pandemic, on December 18th, 2022, we announced that we signed a strategic manufacturing and related services agreement with CVI, a global manufacturing, engineering and technical operation for the Canon family and a wholly owned subsidiary of Canon U.S.A, Inc. The agreement establishes CVI’s status as the primary manufacturer, assembler and logistical authority for our entire suite of air purification solutions. The Manufacturing Agreement, the first of a series of anticipated agreements, enables us to leverage the resources of CVI’s two million-square-foot state-of-the-art engineering, manufacturing and distribution facility. We plan to leverage CVI’s almost 40 years of innovative and efficient production methods to manufacture our patented, FDA Class II Listed Airocide PCO commercial and consumer devices, as well as the patented advanced Activated Carbon UVC and HEPA Mobile disinfection Scientific Air portfolio. From an R&D perspective, working closely with Canon, we are also beginning to formulate our new product roadmap and making substantial improvements to our entire line of mobile and fixed air purification products, further differentiating our patented PCO and UVC Carbon based solutions from that of our competition. We also plan to collaborate with Canon Financial Services, Inc. to enable better cash flow management in regard to its growing supply chain requirements. Further, we will look to work with CVI’s extensive field support team to promote the sale of our products, as well as service capabilities.

Employees

As of April 23, 2024, we had 131 employees.

Corporate Information

Our principal executive offices are located at 150 N. MacQuesten Parkway, Mount Vernon, NY 10550. Our website address is www.applieduvinc.com.

Controlled Company

Max Munn, our founder and Chief Executive Officer, has voting control over approximately 70% of our outstanding voting stock and therefore we currently meet the definition of a “controlled company” under the corporate governance standards for Nasdaq listed companies and for so long as we remain a controlled company under this definition, we are eligible to utilize certain exemptions from the corporate governance requirements of Nasdaq.

As long as Mr. Munn owns at least 50% of the voting power of our Company, we will be a “controlled company” as defined under the Nasdaq rules.

For so long as we are a controlled company under that definition, we are permitted to rely on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our Board of Directors (“Board”) must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Although we do not intend to rely on the “controlled company” exemption under Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elect to rely on the “controlled company” exemption, a majority of the members of our Board might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future, but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have taken advantage of certain reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

SUMMARY OF THE OFFERING

Issuer:	Applied UV, Inc., a Nevada corporation.

Securities offered by the Selling Stockholders:	Up to 518,065 Warrant Shares

Common Stock currently outstanding:(1)	4,674,495 shares.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the Selling Stockholders. All net proceeds from the sale of the common shares covered by this prospectus will go to the Selling Stockholders. However, we may receive the proceeds from the exercise of any Warrants if the Selling Stockholders do not exercise the Warrants on a cashless basis, if and when exercised. See the section of this prospectus titled “Use of Proceeds.”

Transfer Agent:	Vstock Transfer, LLC

Trading Symbol:	Our shares of common stock are listed on The Nasdaq Capital Market under the symbol “AUVI.”

Dividend Policy:	We have never declared or paid any cash dividends on our shares of common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Risk Factors:

An investment in our common stock involves a high degree of risk. You should read this prospectus carefully, including the section titled “Risk Factors” and the consolidated financial statements and the related notes to those statements included in this prospectus, before investing in our common stock.

(1)	As of April 23, 2024 and excludes:

●	4,627 shares of our Common Stock issuable upon the exercise of vested and exercisable options granted pursuant to the Applied UV, Inc. 2020 Omnibus Incentive Plan; and

●	21,362,648 shares of our Common Stock issuable upon the exercise of warrants.

Unless otherwise indicated, this prospectus reflects and assumes no exercise of outstanding options or warrants described above.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described in Part I, Item 1A, Risk Factors in our most recent Annual Report on Form 10-K, together with the other information set forth in this prospectus, and in the other documents that we include or incorporate by reference into this prospectus as updated by our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making a decision about investing in our common stock. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any risks actually occur, our business, financial condition and results of operations may be materially and adversely affected. In such an event, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to this Offering and Ownership of our Securities

The issuance of shares upon exercise of derivative securities may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon exercise of options and warrants may result in substantial dilution to the interests of other stockholders since these selling stockholders may ultimately convert or exercise and sell all or a portion of the full amount issuable upon exercise. If all derivative securities outstanding as of April 23, 2024, including the Warrants, were converted or exercised into shares of common stock, there would be approximately an additional 21,885,339 million shares of common stock outstanding as a result. The issuance of these shares will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock.

Future sales of our common stock in the public market could cause the market price of our common stock to decline.

Sales of a substantial number of shares of our common stock in the public market following the completion of this offering, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. Some of our existing equity holders have substantial unrecognized gains on the value of the equity they hold based upon the price of this offering, and therefore, they may take steps to sell their shares or otherwise secure the unrecognized gains on those shares. We are unable to predict the timing of or the effect that such sales may have on the prevailing market price of our common stock.

If we fail to comply with the continued listing requirements of Nasdaq, specifically, Nasdaq Listing Rule 5550(a)(2), as we’ve previously failed to comply with Nasdaq Listing Rule 5550(a)(2) in the past, we may face possible delisting, which would result in a limited public market for our shares and make obtaining future debt or equity financing more difficult for us.

As previously reported, on July 12, 2023, the Company received a letter from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive business days dated May 26, 2023, to July 11, 2023. If the Company does not comply with the Nasdaq rules in the future, Nasdaq will provide notice that the Company’s common stock will be subject to delisting.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS FILING, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER POSSIBLE RISKS MAY ADVERSELY IMPACT THE COMPANY’S BUSINESS OPERATIONS AND THE VALUE OF THE COMPANY’S SECURITIES.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein and therein, and other written and oral statements we make from time to time contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify these forward-looking statements by the fact they use words such as “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will,” “potential,” “opportunity,” “future,” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes to differ materially from current expectations. These statements are likely to relate to, among other things, our business strategy, our research and development, our product development efforts, our ability to commercialize our product candidates, the activities of our licensees, our prospects for initiating partnerships or collaborations, the timing of the introduction of products, the effect of new accounting pronouncements, uncertainty regarding our future operating results and our profitability, anticipated sources of funds as well as our plans, objectives, expectations and intentions.

We have included more detailed descriptions of these risks and uncertainties and other risks and uncertainties applicable to our business that we believe could cause actual results to differ materially from any forward-looking statement in the “Risk Factors” sections of this prospectus and the documents incorporated by reference herein including, but not limited to, the risk factors incorporated by reference from our filings with the SEC. We encourage you to read those descriptions carefully. Although we believe we have been prudent in our plans and assumptions, no assurance can be given that any goal or plan set forth in forward-looking statements can be achieved. We caution investors not to place significant reliance on forward-looking statements; such statements need to be evaluated in light of all the information contained and incorporated by reference in this prospectus. Furthermore, the statements speak only as of the date of each document, and we undertake no obligation to update or revise these statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Warrant Shares by the Selling Stockholders. All net proceeds from the sale of the Warrant Shares covered by this prospectus will go to the Selling Stockholders. We expect that the Selling Stockholders will sell their Warrant Shares as described under “Plan of Distribution.” We may receive proceeds from the exercise of the Warrants to the extent that these warrants are exercised for cash by the Selling Stockholders. The Warrants, however, are exercisable on a cashless basis under certain circumstances. If all of the Warrants mentioned above were exercised for cash in full, the proceeds would be approximately $8.3 million. We intend to use the net proceeds of such warrant exercise, if any, for general corporate purposes, including working capital.

DIVIDEND POLICY

We have not declared any cash dividends since inception, and we do not anticipate paying any dividends in the foreseeable future. Instead, we anticipate that all of our earnings will be used to provide working capital, support our operations, and finance the growth and development of our business. The payment of dividends is within the discretion of the Board and will depend on our earnings, capital requirements, financial condition, prospects, applicable Nevada law, which provides that dividends are only payable out of surplus or current net profits, and other factors our Board might deem relevant. There are no restrictions that currently limit our ability to pay dividends on our common stock other than those generally imposed by applicable state law.

DESCRIPTION OF SECURITIES

For a more detailed description of our common stock, reference is made to our Form 8-A filed with the SEC on July 13, 2021; for a more detailed description of our Series A Preferred Stock and Series X Preferred Stock, reference is made to our Registration Statement on Form S-1 (No. 333-257197), initially filed with the SEC on June 21, 2021; for a more detailed description of our Series B Preferred Stock and Series C Preferred Stock, reference is made to our Current Report on Form 8-K filed with the SEC on February 1, 2023.

General

The Company is authorized to issue two classes of stock. The total number of shares of stock which the Company is authorized to issue is 170,000,000 shares of capital stock, consisting of 150,000,000 shares of Common Stock, of which as of April 23, 2024, there are 4,674,495 shares are issued and outstanding, and 20,000,000 shares of preferred stock, $0.0001 par value per share of which 1,250,000 have been designated Series A Preferred Stock, of which 522,000 shares are issued and outstanding; 1,250,000 have been designated Series B Preferred Stock, all of which are outstanding; 2,500,000 have been designated Series C Preferred Stock of which 399,996 shares are outstanding. There are 18 holders of our common stock as of April 23, 2024.

Anti-Takeover Provisions of Nevada Law and Charter Documents

Our articles of incorporation (“Articles of Incorporation”) and bylaws (“Bylaws”) contain provisions that might have an anti-takeover effect. These provisions, which are summarized below, may have the effect of delaying, deterring or preventing a change in control of our Company. They could also impede a transaction in which our stockholders might receive a premium over the then-current market price of our common stock and our stockholders’ ability to approve transactions that they consider to be in their best interests.

Articles of Incorporation. Our authorized but unissued shares of common stock and preferred stock are available for our Board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or other transaction. Our authorized but unissued shares may be used to delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

Bylaws. Certain provisions of our Bylaws may be considered to have anti-takeover effects, including advance notice requirements for director nominations and other stockholder proposals. Our Bylaws establish advance notice procedures for stockholder proposals to be brought before an annual meeting of stockholders, and for proposed nominations of candidates for election to our Board at an annual or special meeting of stockholders. Generally, such notices must be received by our corporate secretary at our principal executive offices, in the case of an annual meeting, between 90 days and 120 days prior to the first anniversary of the preceding year’s annual meeting and, in the case of a special meeting called for the purpose of electing directors, between 90 and 120 days prior to the date of the special meeting or within 10 days after the day on which public announcement of the date of the special meeting is first made by us. In addition, our Board has the authority to amend or repeal our Bylaws, or to adopt new bylaws, which could have the effect of delaying, deterring or preventing a change of control.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “AUVI.”

Transfer Agent and Registrar

Our transfer agent and registrar is Vstock Transfer, LLC, 18 Lafayette Place, Woodmere, NY 11598. Their telephone number is (212) 828-8436.

April 2024 Offering

On March 27, 2024, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with certain institutional investors (the “Purchasers”) pursuant to which we sold, in a registered direct offering, an aggregate of (i) 538,000 shares (the “Shares”) of our common stock, par value $0.0001 per share, and (ii) 1,188,875 pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,188,875 shares of common stock (the “Pre-Funded Warrant Shares”). The offering price per Share was $1.60 and the offering price per Pre-Funded Warrant was $1.5999.

Each Pre-Funded Warrant is exercisable for one share of common stock for $0.0001 immediately upon issuance until all of the Pre-Funded Warrants are exercised in full. The number of Pre-Funded Warrant Shares are subject to adjustments for stock splits, recapitalizations and reorganizations.

The Shares, Pre-Funded Warrants and Pre-Funded Warrants Shares were offered pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-266015), which was declared effective by the SEC on July 12, 2022, as supplemented by a prospectus supplement and accompanying base prospectus dated as of March 27, 2024 filed with the SEC on March 29, 2024 pursuant to Rule 424(b)(5) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In a concurrent private placement, we also issued to the Purchasers unregistered warrants to purchase up to an aggregate of 518,065 shares of Common Stock at an exercise price of $16.00 per share, subject to adjustment for reverse stock splits, recapitalizations and reorganizations. The Warrants are immediately exercisable until the date that is five years from April 1, 2024.

The issuance of the Warrants pursuant to the Securities Purchase Agreement were made pursuant to the exemption from the registration requirements under the Securities Act available to us under Section 4(a)(2) and/or Regulation D promulgated thereunder due to the fact the offering of the Warrants did not involve a public offering of securities.

We received net proceeds of approximately $2.4 million from the offering, after deducting the estimated offering expenses payable by us, including the placement agent fees. We intend to use the net proceeds from the offering for general corporate purposes, including working capital.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

SELLING STOCKHOLDERS

The common stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon exercise of the Warrants. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of shares of common stock and the Warrants, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of common stock and warrants, as of April 23, 2024, assuming exercise of the warrants held by the applicable Selling Stockholder on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by the Selling Stockholders pursuant to this prospectus. The fourth column assumes the sale of all of the shares of common stock being offered by the Selling Stockholders pursuant to this prospectus.

This prospectus generally covers the resale of the maximum number of shares of common stock issuable upon exercise of the related Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the warrants and/or pre-funded warrants held by Selling Stockholders, a Selling Stockholder may not exercise any such warrant or pre-funded warrant, as applicable, to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants which have not been exercised (the “Beneficial Ownership Limitation”). The number of shares in the second and fourth columns do not reflect this limitation, but the percentages set forth in the fifth column do give effect to such limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Beneficial Ownership After Offering

Empery Tax Efficient, LP(1)	2,182,965	(2)	46,564	2,136,401	4.99%
Empery Tax Efficient III, LP(3)	2,924,352	(4)	82,342	2,842,010	4.99%
Empery Asset Master, Ltd.(5)	6,649,770	(6)	130,127	6,519,643	5.14%
Sabby Volatility Warrant Master Fund, Ltd.(7)	10,113,903	(8)	259,032	9,854,871	4.99%

*	Less than 1%.

(1)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Asset Management LP is One Rockefeller Plaza, Suite 1205, New York, New York 10020.

(2)	Includes (i) 64,705 shares of our common stock; (ii) 2,049,246 shares of our common stock underlying warrants issued in our November 2023 registered offering (the “November 2023 Offering”); (iii) 46,564 shares of our common stock underlying warrants issued in our April 2024 private placement of warrants (the “April 2024 Private Placement”); and (iv) 22,450 shares of our common stock underlying prefunded warrants issued in our April 2024 registered offering (the “April 2024 RD”), in each case, without giving effect to the Beneficial Ownership Limitation. The Beneficial Ownership Limitation in the November 2023 Offering warrants and the April 2024 Private Placement warrants is 4.99% and the Beneficial Ownership Limitation in the April 2024 RD pre-funded warrants is 9.99%.

(3)	Empery Asset Management LP, the authorized agent of Empery Tax Efficient III, LP (“ETE III”), has discretionary authority to vote and dispose of the shares held by ETE III and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE III. ETE III, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Asset Management LP is One Rockefeller Plaza, Suite 1205, New York, New York 10020.

(4)	Includes (i) 114,423 shares of our common stock, (ii) 2,687,888 shares of our common stock underlying warrants issued in the November 2023 Offering; (iii) 82,342 shares of our common stock underlying warrants issued in the April 2024 Private Placement; and (iv) 39,699 shares of our common stock underlying prefunded warrants issued in the April 2024 RD, in each case, without giving effect to the Beneficial Ownership Limitation. The Beneficial Ownership Limitation in the November 2023 Offering warrants and the April 2024 Private Placement warrants is 4.99% and the Beneficial Ownership Limitation in the April 2024 RD pre-funded warrants is 9.99%.

(5)	Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Asset Management LP is One Rockefeller Plaza, Suite 1205, New York, New York 10020.

(6)	Includes (i) 180,825 shares of our common stock, (ii) 6,276,079 shares of our common stock underlying warrants issued in the November 2023 Offering; (iii) 130,127 shares of our common stock underlying warrants issued the April 2024 Private Placement; and (iv) 62,739 shares of our common stock underlying prefunded warrants issued in the April 2024 RD, in each case, without giving effect to the Beneficial Ownership Limitation. The Beneficial Ownership Limitation in the November 2023 Offering warrants and the April 2024 Private Placement warrants is 4.99% and the Beneficial Ownership Limitation in the April 2024 RD pre-funded warrants is 9.99%.

(7)	Sabby Management, LLC is the investment manager of Sabby Volatility Warrant Master Fund, Ltd. and shares voting and investment power with respect to these shares in this capacity. As manager of Sabby Management, LLC, Hal Mintz also shares voting and investment power on behalf of Sabby Volatility Warrant Master Fund, Ltd. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities listed except to the extent of their pecuniary interest therein.

(8)	Includes (i) 225,505 shares of our common stock; (ii) 9,629,366 shares of our common stock underlying warrants issued in the November 2023 Offering; and (iii) 259,032 shares of our common stock underlying warrants issued the April 2024 Private Placement, in each case, without giving effect to the Beneficial Ownership Limitation. The Beneficial Ownership Limitation in the November 2023 Offering warrants and the April 2024 Private Placement warrants is 4.99%.

EXPERTS

The consolidated financial statements of Applied UV, Inc. and its subsidiaries for the years ended December 31, 2023 and 2022 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of Mazars USA LLP, an independent registered public accounting firm, as set forth in their report thereon, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements have been so incorporated in reliance on the report of Mazars USA LLP, an independent registered public accounting firm, as set forth in their report thereon, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Sichenzia Ross Ference Carmel LLP, New York, New York, is acting as counsel in connection with the registration of our securities under the Securities Act, and as such, will pass upon the validity of the securities offered in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect and copy the registration statement and its exhibits and schedules at the Public Reference Room the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. Our SEC filings are available to the public over the internet at the SEC’s web site at www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. This prospectus incorporates by reference:

(i)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 16, 2024;

(ii)	our Preliminary Information Statement on Schedule 14C, filed with the SEC on April 12, 2024, and our Definitive Information Statement on Schedule 14C, filed with the SEC on April 22, 2024; and

(iii)	our Current Reports on Form 8-K filed with the SEC on February 15, 2024; March 15, 2024; April 2, 2024; April 5, 2024; April 19, 2024 and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until all of the securities are sold.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

We will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus, without charge, upon written or oral request directed to Applied UV, Inc., 150 N. Macquesten Parkway, Mount Vernon, NY 10550, telephone number (914) 665-6100. You may also access the documents incorporated by reference as described under “Where You Can Find More Information.”

518,065 Shares of Common Stock

Applied UV, Inc.

PRELIMINARY PROSPECTUS

________________, 2024

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with this offering, other than the placement agent fees, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing.

Amount
SEC registration fee	$1,223.46
Accountants’ fees and expenses	$7,500
Legal fees and expenses	$10,000
Miscellaneous	$2,500
Total expenses	$21,223.46

Item 14. Indemnification of Directors and Officers.

As a Nevada corporation, we are generally governed by Chapter 78 of the Nevada Revised Statutes (“NRS”).

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable as a result of any act or failure to act unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of the NRS permits a Nevada corporation to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, except an action by or on behalf of the corporation, if the officer or director (i) is not liable pursuant to Section 78.138 of the NRS, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also provides that a corporation may not indemnify a director or officer under this section with respect to an action by or on behalf of the corporation if such person has been adjudged to be liable to the corporation or for amounts paid to the corporation in settlement of such claim unless and only to the extent the court determines in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnification. Indemnification under Section 78.7502 of the NRS generally may be made by the corporation only if determined to be proper under the circumstances. Such determination must be made by the stockholders, directors not a party to the action, or legal counsel.

Section 78.751 of the NRS requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer. Section 78.751 of the NRS allows a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the corporation if so provided in the corporation’s articles of incorporation, bylaws or other agreement. Advancement of expenses as incurred may be required under corporation’s articles of incorporation or bylaws or by agreement. Section 78.751 of the NRS further permits the corporation to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws or other agreement.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Our amended and restated certificate of incorporation provides that we will indemnify to the fullest extent permitted from time to time by the NRS or any other applicable laws as presently or hereafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company, by reason of his acting as a director or officer of the Company or any of its subsidiaries (and the Company, in the discretion of the Board, may so indemnify a person by reason of the fact that he is or was an employee or agent of the Company or any of its subsidiaries or is or was serving at the request of the Company in any other capacity for or on behalf of the Company) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, the Company shall be required to indemnify an officer or director in connection with an action, suit or proceeding (or part thereof) initiated by such person only if (i) such action, suit or proceeding (or part thereof) was authorized by the Board and (ii) the indemnification does not relate to any liability arising under Section 16(b) of the Exchange Act, as amended, or any rules or regulations promulgated thereunder. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise.

If a claim is not paid in full by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where any undertaking required by the Bylaws of the Company has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the NRS for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board, legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the NRS, nor an actual determination by the Company (including its Board, legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Indemnification shall include payment by the Company of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification.

In any placement agent agreement we enter into in connection with the sale of the securities being registered hereby, the placement agent will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of our common stock, par value $0.0001 per share (“Common Stock”), issued by us since June 8, 2020.

(a) Issuance of Capital Stock.

On June 10, 2020, the Company issued 10,309 shares of Common Stock to Carmel, Milazzo & Feil LLP as part of compensation for legal services.

Only July 9, 2020, the Company issued 8,000 unvested shares of Common Stock in the aggregate to four newly elected directors. The shares will vest evenly on an annual basis over a period of four (4) years.

On July 9, 2020, the Company issued 7,500 shares of unvested Common Stock to its non-employee directors, which vested on January 1, 2021.

On July 9, 2020, the Company issued 2,000 unvested shares of Common Stock to the Chairman of the Board. The shares vested on January 1, 2021.

On July 9, 2020, Company issued 3,000 unvested shares of Common Stock in the aggregate to the Chairman of the Audit Committee, the Chairman of the Nominating and Corporate Governance Committee and the Chairman the Compensation Committee. The shares vested on January 1, 2021.

On January 1, 2021, the Company issued in the aggregate 12,500 unvested shares of its Common Stock to its independent directors, which vested on January 1, 2022.

On January 14, 2021, the Company issued 664 shares of its Common Stock pursuant to the exercise of a common stock purchase warrant.

On January 25, 2021, the Company issued 600 shares of its Common Stock to a consultant as payment for services.

On February 8, 2021, the Company issued 275,000 shares of its Common Stock to the members of Akida Holdings LLC and one of its former employees in connection with the purchase of substantially all of the assets of Akida Holdings LLC.

On March 5, 2021, the Company issued 37 shares of its Common Stock pursuant to the exercise of a common stock purchase warrant.

On March 12, 2021, the Company issued 2,726 shares of its Common Stock pursuant to the exercise of a common stock purchase warrant.

On May 17, 2021, the Company issued 143 shares of its Common Stock pursuant to the exercise of a common stock purchase warrant.

On May 28, 2021, the Company issued 2,400 shares of its Common Stock to a consultant as payment for services.

On September 28, 2021, the Company issued 60,000 shares of its Common Stock to the members of Kes Science & Technology, Inc. in connection with the purchase of substantially all of the assets of Kes Science & Technology, Inc.

On October 13, 2021, the Company issued 80,000 shares of its Common Stock to the members of Old Sam Partners, LLC (SAM), formerly known as Scientific Air Management, LLC, in connection with the purchase of substantially all of the assets of SAM.   On March 31, 2022, there was a settlement of a dispute that arose during the first quarter of 2022 between both parties regarding certain representations and warranties in the purchase agreement which resulted in a settlement and mutual release agreement whereby the seller agreed to relinquish any right, title, and interest in the previously issued 80,000 shares.

On January 1, 2022, the Company issued in the aggregate 12,500 unvested shares of its Common Stock to its independent directors, which vest on January 1, 2023.

On January 1, 2022, the Company issued 10,000 unvested shares to Michael Riccio, its Chief Financial Officer, pursuant to his employment agreement with the Company. The shares vest evenly on a quarterly basis over three years.

On April 11, 2022, the Company issued 15,000 unvested shares to John Andrews, its former Chief Executive Officer, pursuant to his employment agreement with the Company. On December 19, 2022, pursuant to his separation agreement with the Company. 11,807 of the 15,000 shares were cancelled. The balance of 3,193 shares vested immediately upon John Andrew’s departure.

On May 17, 2022, the Company issued in the aggregate 4,000 unvested shares of its Common Stock to two new independent directors, which vest evenly on an annual basis over four years, beginning January 1, 2023.

On May 17, 2022, a total of 10,500 shares of Common Stock were cancelled due to the resignation and/or non-election of three previous board members.

On January 1, 2023, the Company issued in the aggregate 7,000 unvested shares of its Common Stock to its independent directors, which vest on January 1, 2024.

On January 26, 2023, the Company issued 774,999 shares of Common Stock and 399,996 shares of its Series C Preferred Stock to the equity holders of PURO and LED Supply in connection with the acquisitions of those entities.

On January 26, 2023, the Company issued 1,250,000 shares of its Series B Preferred Stock to one of PURO’s vendors in connection with the settlement of a $5 million promissory note.

On March 3, 2023, the Company issued in the aggregate 4,000 unvested shares of its Common Stock to its independent directors, which vest on January 1, 2024.

The issuance of the capital stock listed above was deemed exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities were made to an accredited investor and did not involve a public offering. The recipient of such securities represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

(b) Warrants.

On September 2, 2020, the Company issued warrants to purchase 16,000 shares of its Common Stock to and at the direction of the underwriter of its initial public offering.

On November 13, 2020, the Company issued warrants to purchase 14,019 shares of its Common Stock to the underwriter of its public offering.

On April 1, 2024, the Company issued warrants to purchase 518,065 shares of its Common Stock to in a private placement.

The issuance of the warrant listed above was deemed exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities were made to an accredited investor and did not involve a public offering. The recipient of such securities represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

(c) Option Grants.

On March 4, 2021, the Company granted an unvested option to purchase 61,967 shares of its Common Stock at an exercise price of $39.00 per share to Max Munn, its President, pursuant to his employment agreement with the Company. The option vests monthly over a three-year period.

On April 5, 2021, the Company granted an option to purchase 14,000 shares of its Common Stock at an exercise price of $48.30 per share to Michael Riccio, its Chief Financial Officer, pursuant to his employment offer from the Company. These options were cancelled and reissued on September 28, 2021 at an exercise price of $32.65 per share.

On June 22, 2021, the Company granted options to purchase 17,600 shares of Common Stock at an exercise price of $48.95 per share to certain of its employees pursuant to the Company’s stock option plan.

On September 23, 2021, the Company granted options to purchase 2,000 shares of Common Stock at an exercise price of $33.70 per share to certain of its employees pursuant to the Company’s stock option plan.

On January 1, 2022, the Company granted an option to purchase 14,000 shares of its Common Stock at an exercise price of $13.50 per share to Michael Riccio, its Chief Financial Officer, pursuant to his employment agreement with the Company.

On February 18, 2022, the Company granted options to purchase 5,000 shares of Common Stock at an exercise price of $8.30 per share to certain of its employees pursuant to the Company’s stock option plan.

On March 2, 2022, the Company granted options to purchase 18,800 shares of Common Stock at an exercise price of $7.70 per share to certain of its employees pursuant to the Company’s stock option plan.

On June 3, 2022, the Company granted options to purchase 16,000 shares of Common Stock at an exercise price of $5.35 per share to certain of its employees pursuant to the Company’s stock option plan.

On April 11, 2022, the Company granted an option to purchase 35,000 shares of its Common Stock at an exercise price of $7.10 per share to John Andrews, its former Chief Executive Officer, pursuant to his employment agreement with the Company. All 35,000 options have expired since his departure from the Company on December 19, 2022.

On August 25, 2022, the Company granted options to purchase 5,000 shares of Common Stock at an exercise price of $10.00 per share to certain of its employees pursuant to the Company’s stock option plan.

On September 12, 2022, the Company granted options to purchase 12,000 shares of Common Stock at an exercise price of $8.50 per share to certain of its employees pursuant to the Company’s stock option plan.

On December 12, 2022, the Company granted options to purchase 12,000 shares of Common Stock at an exercise price of $8.50 per share to certain of its employees pursuant to the Company’s stock option plan.

On December 31, 2022, the Company granted options to purchase 10,000 shares of Common Stock at an exercise price of $10.00 per share to certain of its employees pursuant to the Company’s stock option plan.

On January 9, 2023, the Company granted options to purchase 81,000 shares of Common Stock at an exercise price of $10.00 per share to certain of its employees pursuant to the Company’s stock option plan.

On January 26, 2023, the Company granted options to purchase 15,000 shares of Common Stock at an exercise price of $10.00 per share to certain of its employees pursuant to the Company’s stock option plan.

The options described above were deemed exempt from registration in reliance on Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder in that the issuance of securities were made to an accredited investor and did not involve a public offering. The recipients of such securities represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

(d) Issuance of Notes.

The Company has not issued any notes.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBIT INDEX

3.1	Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.3 of the Company’s Current Report on Form 8-K filed with the SEC on November 1, 2023).
3.3	Certificate of Designation, Preferences and Rights of Series X Preferred Stock (incorporated by reference to Exhibit 3.5 of the Company’s Current Report on Form 8-K filed with the SEC on November 1, 2023).
3.4	Certificate of Designation, Preferences and Rights of 10.5% Series A Cumulative Perpetual Preferred Stock (incorporated by reference to Exhibit 3.6 of the Company’s Current Report on Form 8-K filed with the SEC on November 1, 2023).
3.5	Certificate of Designations, Rights, and Preferences of 2% Series B Cumulative Perpetual Preferred Stock (incorporated by reference to Exhibit 3.7 of the Company’s Current Report on Form 8-K filed with the SEC on November 1, 2023).
3.6	Certificate of Designations, Rights, and Preferences of 5% Series C Cumulative Perpetual Preferred Stock (incorporated by reference to Exhibit 3.8 of the Company’s Current Report on Form 8-K filed with the SEC on November 1, 2023).
4.1	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, as amended, filed with the SEC on April 2, 2024).
4.2	Form of Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K, as amended, filed with the SEC on April 2, 2024).
4.3	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, as amended, filed with the SEC on November 17, 2023).
4.4	Form of Series A Warrant (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K, as amended, filed with the SEC on November 17, 2023).
4.5	Form of Series B Warrant (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K, as amended, filed with the SEC on November 17, 2023).
5.1*	Opinion of counsel to the Registrant.
10.1	Agreement and Plan of Merger dated as of September 1, 2023, by and between the Registrant and Applied UV, Inc. (Delaware) (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed with the SEC on November 1, 2023).
10.2	Warrant, dated April 1, 2020 issued to Max Munn (incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
10.3	The Company’s 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 of the Company’s Registration Statement on Form S-1 (333-239892) filed with the SEC as of July 16, 2020).
10.4	Form of Option Agreement and Grant issued under February 18, 2020 Board Approval (incorporated by reference to Exhibit 10.6 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
10.5	Agreement, dated April 20, 2020 between Icahn School of Medicine at Mount Sinai and SteriLumen, Inc. (incorporated by reference to Exhibit 10.7 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
10.6	Common Stock Purchase Warrant, dated July 1, 2020 (incorporated by reference to Exhibit 10.10 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
10.7	Common Stock Purchase Warrant, dated July 1, 2020 (incorporated by reference to Exhibit 10.11 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
10.8	Form of Option issued to Medical Advisory Board members (incorporated by reference to Exhibit 10.12 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
10.9	Employment Agreement, dated June 30, 2020 between the Company and Max Munn (incorporated by reference to Exhibit 10.9 of the Company’s Registration Statement on Form S-1 (File No. 333-239892) filed with the SEC as of July 16, 2020).
10.10	Employment Agreement, dated January 1, 2022 between the Company and Michael Ricco (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 3, 2022).
10.11	Agreement and Plan of Merger dated as of December 19, 2022, by and among the Company, PURO Acquisition Sub I, Inc., PURO Acquisition Sub II, LLC, PURO Lighting, LLC, Brian Stern, Andrew Lawrence, and the Member Representative (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on February 1, 2023).

10.12	Agreement and Plan of Merger dated as of December 19, 2022, by and among the Company, LED Supply Acquisition Sub I, Inc., LED Supply Acquisition Sub II, LLC, LED Supply Co. LLC, Brian Stern, Andrew Lawrence, and the Member Representative (incorporated by reference Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 1, 2023).
10.13	Amendment to Agreement and Plan of Merger dated as of January 26, 2023, by and among the Company, PURO Acquisition Sub I, Inc., PURO Acquisition Sub II, LLC, PURO Lighting, LLC, Brian Stern, Andrew Lawrence, and the Member Representative (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 1, 2023).
10.14	Amendment to Agreement and Plan of Merger dated as of January 26, 2023, by and among the Company, LED Supply Acquisition Sub I, Inc., LED Supply Acquisition Sub II, LLC, LED Supply Co. LLC, Brian Stern, Andrew Lawrence, and the Member Representative (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on February 1, 2023).
10.15	Securities Purchase Agreement dated October 7, 2022 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 14, 2022).
10.16	Note dated October 7, 2022 in the principal amount of $2,807,500 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 14, 2022).
10.17	Loan and Security Agreement dated as of December 9, 2022, by and between the Company, SteriLumen, Inc., Munn Works, LLC and Pinnacle Bank (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 15, 2022).
10.18	First Modification to Loan and Security Agreement and Loan Documents dated as of December 9, 2022, by and between the Company, SteriLumen, Inc., Munn Works, LLC and Pinnacle Bank (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 15, 2022).
10.19	Note Purchase and Cancellation Agreement dated as of January 5, 2023, by and between the Company, PURO Lighting, LLC, and Acuity Brands Lighting, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 11, 2023).
10.20	Securities Purchase Agreement dated January 25, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 31, 2023).
10.21	Amendment to Securities Purchase Agreement dated January 25, 2023 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 31, 2023).
10.22	Note dated January 25, 2023 in the principal amount of $2,807,500 (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on January 31, 2023).
10.23#	Applied UV, Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 of the Registrant’s Registration Statement on Form S-1 (333-239892) filed with the SEC on July 16, 2020).
10.24#	Applied UV, Inc. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.23 of the Registrant’s Registration Statement on Form S-1 (333-274879) initially filed with the SEC on October 5, 2023).
10.25	Form of Series A/B Warrant Amendment dated as of March 27, 2024, by and between Applied UV, Inc. and the holders of the Series A warrants and Series B warrants (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, as amended, filed with the SEC on April 2, 2024).
10.26	Form of Securities Purchase Agreement dated as of March 27, 2024, by and between Applied UV, Inc. and the Purchasers (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, as amended, filed with the SEC on April 2, 2024).
10.27	Form of Registration Rights Agreement dated as of March 27, 2024, by and between Applied UV, Inc. and the Purchasers (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, as amended, filed with the SEC on April 2, 2024).
23.1*	Consent of Mazars USA LLP.
23.2*	Consent of Counsel to the Registrant (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to the Original Filing).
107*	Fee Table.

*	Previously filed.

#	Management contract or compensatory plan.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(2)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(3)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(4)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mount Vernon, State of New York on the 23rd day of April, 2024.

APPLIED UV, INC.

By:	/s/ Max Munn
Max Munn
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity in Which Signed	Date

/s/ Max Munn	Chief Executive Officer and Director (Principal Executive Officer)	April 23, 2024
Max Munn

/s/ Michael Riccio	Chief Financial Officer (Principal Financial and Accounting officer)	April 23, 2024
Michael Riccio

/s/ Eugene Burleson	Chairman of the Board	April 23, 2024
Eugene Burleson

/s/ Joseph Luhukay	Director	April 23, 2024
Joseph Luhukay

/s/ Brian Stern	Director	April 23, 2024
Brian Stern

/s/ Dr. Dallas Hack	Director	April 23, 2024
Dr. Dallas Hack

/s/ Christopher Kobucha	Director	April 23, 2024
Christopher Kobucha